Report of Independent Registered Public Accounting Firm

We hereby consent to the inclusion in this Registration Statement on Form S-1 of our report dated March 28, 2018, of GrowLife, Inc. relating to the audit of the financial statements for the period ending December 31, 2017 and the reference to our firm under the caption “Experts” in the Registration Statement.

SD Mayer & Associates, LLP
We have served as the Company’s auditor since 2016
Seattle, Washington
August 31, 2018